                                                                      Exhibit 12

               PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1995 through 1999
                     and Twelve Months Ended April 30, 2000
                       (in thousands except ratio amounts)


                                        April 30,
                                          2000          1999          1998          1997          1996          1995
                                        --------      --------      --------      --------      --------      --------

Earnings:
   Net income from continuing
     operations                         $ 64,506      $ 58,207      $ 60,313      $ 54,074      $ 48,562      $ 40,310
   Income taxes                           41,757        37,645        38,807        34,650        30,928        25,442
   Fixed charges                          40,069        37,978        38,415        39,263        37,009        35,651
                                        --------      --------      --------      --------      --------      --------
     Total Adjusted Earnings            $146,332      $133,830      $137,535      $127,987      $116,499      $101,403
                                        ========      ========      ========      ========      ========      ========

Fixed Charges:
   Interest                             $ 38,397      $ 35,911      $ 36,453      $ 36,949      $ 34,511      $ 33,224
   Amortization of debt expense              402           323           304           346           345           336
   One-third of rental expense             1,270         1,744         1,658         1,968         2,153         2,091
                                        --------      --------      --------      --------      --------      --------
     Total Fixed Charges                $ 40,069      $ 37,978      $ 38,415      $ 39,263      $ 37,009      $ 35,651
                                        ========      ========      ========      ========      ========      ========

Ratio of Earnings to Fixed Charges          3.65          3.52          3.58          3.26          3.15          2.84
                                        ========      ========      ========      ========      ========      ========


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